Exhibit 99.1

Genprex Issues Stockholder Letter and Provides 2024 Corporate Update

Company Achieves Multiple Clinical Development Milestones in 2024

Patient Treatment Continues in Three Lung Cancer Clinical Trials

AUSTIN, Texas — (June 27, 2024) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that it has issued a stockholder letter and corporate update summarizing the Company’s recent achievements across its clinical development programs and outlines key milestones for 2024 and beyond.

“Genprex continues to make progress across a number of areas critical to advancing our novel gene therapies in oncology and diabetes,” said Ryan Confer, President and Chief Executive Officer. “So far this year, we have opened enrollment and have begun treating patients in two new lung cancer clinical trials, while we continued to treat patients in a third lung cancer clinical trial. We have partnered with a large network of community-based oncology practices to broaden our clinical study reach. We have also expanded our preclinical programs into new therapeutic indications, presenting positive preclinical data supporting our technologies used in these programs at one of the largest and most attended cancer research conferences. In addition, we’ve strengthened our global intellectual property estate, which builds protection for our lead drug candidate. We look forward to achieving a number of important catalysts in the coming months that will further position Genprex as a leader in gene therapy.”

To read the stockholder letter in its entirety, a digital copy of the Company’s stockholder letter can be found on the Company’s website, www.genprex.com.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its systemic, non-viral Oncoprex® Delivery System which encapsulates the gene-expressing plasmids using lipid-based nanoparticles in a lipoplex form. The resultant product is administered intravenously, where it is taken up by tumor cells that then express tumor suppressor proteins that were deficient in the tumor. The Company’s lead product candidate, Reqorsa® Immunogene Therapy (quaratusugene ozeplasmid), is being evaluated in three clinical trials as a treatment for NSCLC and SCLC. Each of Genprex’s three lung cancer clinical programs has received a Fast Track Designation from the FDA for the treatment of that patient population, and Genprex’s SCLC program has received an FDA Orphan Drug Designation. Genprex’s diabetes gene therapy approach is comprised of a novel infusion process that uses an AAV vector to deliver Pdx1 and MafA genes directly to the pancreas. In models of Type 1 diabetes, GPX-002 transforms alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In a similar approach, GPX-002 for Type 2 diabetes, where autoimmunity is not at play, is believed to rejuvenate and replenish exhausted beta cells.

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by visiting the Company Website, registering for Email Alerts and by following Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K for the year ended December 31, 2023.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the appointment and transition of management personnel and other succession plan-related activities; Genprex’s ability to advance the clinical development, manufacturing and commercialization of its product candidates in accordance with projected timelines and specifications; the timing and success of Genprex’s clinical trials and regulatory approvals; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status, including Genprex’s ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market and to continue as a going concern and to obtain capital to meet its long-term liquidity needs on acceptable terms, or at all; Genprex’s commercial and strategic partnerships, including those with its third party vendors, suppliers and manufacturers and their ability to successfully perform and scale up the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

(877) 774-GNPX (4679)

GNPX Investor Relations

investors@genprex.com

GNPX Media Contact

Kalyn Dabbs

media@genprex.com

June 27, 2024

Dear Fellow Stockholders:

It is with great sorrow that my first address to you as President and Chief Executive Officer of Genprex follows the unexpected passing of Genprex’s co-founder Rodney Varner, who passed away in May due to sudden complications after his courageous battle with cancer.

Rodney co-founded Genprex in 2009, served on our board of directors since 2012 and served as President and CEO since 2016. Under Rodney’s leadership, Genprex became a publicly traded company in 2018, successfully completed two Phase 1 clinical trials, opened three additional clinical trials, expanded its intellectual property portfolio, exclusively licensed new novel gene therapy technologies and received three U.S. Food and Drug Administration Fast Track Designations and an Orphan Drug Designation.

I had the great pleasure of working alongside Rodney since Genprex was founded. Following Rodney’s diagnosis in 2022, we worked closely on all strategic programs and operations. Rodney’s tenacity to push Genprex forward while battling cancer himself was and continues to be a true inspiration. The loss of a dear friend and a strong leader who battled cancer reinforces for me personally, and for all of us, our Company’s shared passion and dedication to our mission. I saw first-hand how Rodney bravely took on his cancer diagnosis, as well as the sad reality of how cancer affects patients, families, friends and colleagues. It is a reminder of the “why” behind everything we do here at Genprex.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

As I step into the role of President and CEO, I am comforted by the exceptional team we’ve assembled and the compelling science we continue to advance in oncology and diabetes therapies. I’m confident in and excited by the potential of our platforms and pipeline.  Importantly, we believe we have a number of value-creating milestones and catalysts ahead of us for the remainder of the year as we continue on our mission to advance novel gene therapies for patients afflicted with cancer and diabetes.

While we are still grieving the loss of our co-founder and colleague, I am pleased that 2024 is off to a strong start for Genprex. We continue to make progress across a number of areas critical to advancing our fight against cancer and diabetes with our novel gene therapies.

A Robust Start to 2024

Genprex has already achieved a number of key milestones this year, including:

●	Opened enrollment and dosed the first patient in the Phase 2a expansion portion of the Acclaim-1 clinical study to treat non-small cell lung cancer (NSCLC).
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Expanded our preclinical programs into new therapeutic indications that include the study of TUSC2 and NPRL2, both tumor suppressor genes, through our academic research collaborators. These researchers:

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Presented positive preclinical data on the use of Reqorsa® Immunogene Therapy and on NPRL2 gene therapy utilizing the Oncoprex® Delivery System for lung cancer treatment at the 2024 American Association for Cancer Research (AACR) Annual Meeting.

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Strengthened our global intellectual property estate with the issuance of a Notice of Patent Grant from the Korean Patent Office for a broad patent that covers the use of REQORSA in combination with anti-PD-1 and PD-L1 antibodies, a key layer of protection for our combination therapies with our lead product candidate, REQORSA.

●	Expanded Acclaim-3 clinical study trial sites through our collaboration with a large network of community-based oncology practices to broaden our study’s reach to non-academic sites.
●	Opened enrollment and dosed the first patient in the Phase 1 dose escalation portion of the Acclaim-3 clinical study to treat small cell lung cancer (SCLC).

Gene Therapy in Oncology

We are as passionate as ever about our work to improve the lives of patients suffering with lung cancer, which remains the leading cause of cancer deaths worldwide, and has an average five-year survival rate of 26.6 percent. According to the American Cancer Society, it is estimated that in 2024 there will be more than 234,000 new cases of lung cancer and more than 125,000 deaths from this disease in the U.S. With limited benefit from current therapies, we believe there is a significant unmet medical need for new treatments for NSCLC and SCLC in the U.S. and globally, and we believe REQORSA may be suitable for the majority of lung cancer patients. We are committed to challenging the status quo by developing our innovative new medicines in the quest to fight this deadly disease.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

Our lead therapeutic candidate, REQORSA (quaratusugene ozeplasmid), utilizes our unique, proprietary, non-viral ONCOPREX Delivery System, and it is being developed in combination with prominent, approved cancer drugs, including AstraZeneca’s Tagrisso® (osimertinib), Merck & Co.’s Keytruda® (pembrolizumab) and Genentech, Inc.’s Tecentriq® (atezolizumab) to treat NSCLC and SCLC. We are currently enrolling three clinical trials of REQORSA in lung cancer: Acclaim-1, Acclaim-2 and Acclaim-3. All three of our Acclaim clinical trials have received U.S. Food and Drug Administration (FDA) Fast Track Designation, and Acclaim-3 also has FDA Orphan Drug Designation for the treatment of SCLC.

Acclaim-1

We are currently enrolling and treating patients in the Phase 2a dose expansion portion of our Phase 1/2 Acclaim-1 clinical trial. The Acclaim-1 trial is evaluating the combination of REQORSA and Tagrisso to treat patients with late-stage NSCLC who have activating EGFR mutations and disease progression after treatment with Tagrisso.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

Our Phase 2a expansion study follows the successful completion of the Phase 1 dose escalation portion of the study, which showed REQORSA was generally well tolerated with no dose limiting toxicities. Importantly, the results showed early signs of efficacy with some patients experiencing prolonged progression free survival and one patient having a partial response.

The Phase 2a expansion portion is expected to enroll approximately 66 patients. Half of these patients will have received Tagrisso treatment only, and the other half will have received Tagrisso treatment and chemotherapy. This will be used to determine toxicity profiles of patients with different eligibility criteria, as well as efficacy, and other endpoints. Our team will conduct an interim analysis following the treatment of 19 patients in each cohort, and we expect to complete the cohort enrollments by the end of 2024, and thus we expect to report interim analyses in early 2025.

This expansion portion of this study will provide early insight into drug effectiveness and increase the likelihood of a successful randomized Phase 2b trial which will follow the expansion portion study.

Acclaim-2

We are also currently enrolling and treating patients in the Phase 1 dose escalation portion of our Phase 1/2 Acclaim-2 clinical trial. The Acclaim-2 trial uses a combination of REQORSA and Keytruda in patients with late-stage NSCLC whose disease has progressed after treatment with Keytruda. Patients are currently being treated at the 0.06 mg/kg dose level in the first cohort of patients and, subject to Acclaim-2 Safety Review Committee approval, will be treated at increased dose levels of 0.09 mg/kg and 0.12 mg/kg. We expect enrollment in the dose escalation portion of the study to be completed in the second half of 2024. We will then initiate and evaluate patients in the Phase 2a expansion portion of the study at the maximum tolerated dose or recommended Phase 2 dose.

As with our Acclaim-1 study, the dose escalation portion of Acclaim-2 is expected to provide early insight into the drug’s effectiveness and will inform our dose for the dose expansion portion of the study.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

Acclaim-3

Finally, we are currently enrolling and treating patients in the Phase 1 dose escalation portion of our Phase 1/2 Acclaim-3 clinical trial. Our Acclaim-3 clinical trial uses a combination of REQORSA and Tecentriq as a maintenance therapy in patients with extensive stage small cell lung cancer (ES-SCLC) who did not develop tumor progression after receiving Tecentriq and chemotherapy as initial standard treatment. In this study, patients will be treated with REQORSA and Tecentriq until disease progression or unacceptable toxicity is experienced. Following completion of the Phase 1 dose escalation portion of the study, which we expect to complete during the second half of 2024, we expect to start the Phase 2 expansion portion in the second half of 2024.

We recently added multiple clinical trial sites to our Acclaim-3 study in collaboration with a large network of integrated, community-based oncology practices. With these expanded clinical trial sites, we believe we will be able to accelerate patient enrollment and increase patient access to our clinical trial outside of major urban or academic settings, ultimately growing our reach to more ES-SCLC patients who are currently limited by existing treatment options.

2024 American Association of Cancer Research (AACR) Positive Preclinical Data

At the recent 2024 AACR annual meeting in April, our research collaborators presented a bolus of positive preclinical data relating to REQORSA and to NPRL2 gene therapy, which both utilize our non-viral ONCOPREX Delivery System for the treatment of lung cancer.

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The first presentation, entitled “Quaratusugene ozeplasmid mediated TUSC2 upregulation in EML4-ALK bearing Non-Small Cell Lung Carcinoma can induce cellular apoptosis,” found that overexpressing TUSC2 using REQORSA treatment in ALK+ lung cancer cell lines inhibited the ability of the cells to form colonies. Additionally, researchers documented a strong pro-apoptotic response when TUSC2 was expressed in ALK+ NSCLC. Ultimately, the study found that the use of REQORSA or a TUSC2-containing plasmid to overexpress TUSC2 in ALK+ NSCLC cell lines was effective in decreasing cell growth and proliferation. Researchers believe the results support further clinical study of REQORSA as an anti-ALK NSCLC treatment strategy.

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The second poster presentation, entitled “TUSC2 suppresses energy metabolism in lung cancer cells with opposite effects in normal bronchial epithelial cells,” showed that the TUSC2-deficient cancer cells treated to increase TUSC2 expression consistently exhibited decreased glycolytic rates and mitochondrial ATP production, leaving these cells without enough energy to support their vital functions. The study further suggested that REQORSA may play an important role as a cancer treatment to target and disrupt the metabolism of cancer cells, leading to a decrease in the rate of glycolysis.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

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The third poster presentation, entitled “Mechanism of NPRL2 gene therapy induced anti-tumor immunity in KRAS/STK11mt aPD1 resistant metastatic NSCLC,” showed that the NPRL2 treatment decreased lung metastases, even in cell lines and mouse xenografts where pembrolizumab had no effect. Researchers also found a greater anti-tumor effect when comparing the humanized mice, which have a human immune system, to non-humanized mice, which have immune deficiencies, demonstrating that immune cells play a role in the effects of the NPRL2 nanoparticle therapy.

We believe all three studies were significant as they validated the life-changing potential of REQORSA as an innovative cancer treatment and further supported the use of ONCOPREX as a Delivery Platform. We are excited to continue to advance the study of REQORSA and NPRL2 as potential cancer treatments utilizing our non-viral delivery system.

Expansion of Nonclinical Programs in New Therapeutic Indications

Earlier this year, we announced our plans to expand our nonclinical programs to include new indications through Sponsored Research Agreements and Material Transfer Agreements with multiple academic research collaborators to study TUSC2 and NPRL2. Our expansion plans include programs with TUSC2 in ALK-EML4 positive translocated lung cancer (a subset of NSCLC that impacts young and relatively healthy individuals) at the University of Michigan Rogel Cancer Center, with TUSC2 in metabolism at Meharry Medical College in Nashville, Tennessee, and with NPRL2 in lung cancers with a major cancer research center in Houston, Texas. These initiatives allow us the potential to move into ALK-positive NSCLC, KRAS/STK11 mutant NSCLC and other additional programs where our technology has the potential to improve the lives of patients battling lung cancers.

Gene Therapy for Diabetes

As with cancer, we believe diabetes represents a significant market opportunity with great unmet medical need where patients are underserved by current treatment options. According to the U.S. Center for Disease Control, as of 2023, 38.4 million Americans, or approximately 11.6% of the U.S. population, have diabetes. Also in 2021, diabetes caused more than 6.7 million deaths globally and diabetes resulted in approximately $966 billion dollars in health expenditures, a 316% increase over the preceding fifteen years. We are committed to advancing disruptive and innovative treatment options to patients suffering from this global health epidemic.

We have exclusively licensed multiple technologies relating to the development of a gene therapy product for both Type 1 diabetes (T1D) and Type 2 diabetes (T2D) from the University of Pittsburgh of the Commonwealth System of Higher Education (UPitt).

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

Our innovative diabetes gene therapy program utilizes an adeno-associated virus (AAV) vector containing the Pdx1 and MafA genes, which are administered directly into the pancreatic duct. In humans, this can be done with a routine endoscopy procedure. GPX-002 is being developed using the same construct for the treatment of both T1D and T2D. In T1D, GPX-002 is designed to work by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In a similar approach, GPX-002 for T2D (formerly known as GPX-003) where autoimmunity is not a factor, it is believed to rejuvenate and replenish exhausted beta cells.

Preclinical data from a Non-Human Primate (NHP) study of GPX-002 in T1D showed statistically significant decreases in insulin requirements, increases in c-peptide levels and improvements in glucose tolerance in the treated animals compared to baseline. These groundbreaking results support the hypothesis that this disruptive gene therapy approach developed by UPitt researchers may be a promising treatment for T1D and T2D.

We finalized components of the diabetes construct to take forward for nonclinical studies and submitted a request to meet with the FDA to obtain their guidance on the nonclinical studies needed to file an Investigational New Drug (IND) application and initiate first-in-human studies. As a result of the FDA’s response, we will continue with our planned additional nonclinical studies before requesting regulatory guidance in 2024 for the IND-enabling studies.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

Advancing Our Programs in 2024

We are excited as we look ahead to the second half of 2024 and beyond. We are a science-driven company, and we are committed as ever to advancing our gene therapy programs in both cancer and diabetes both in the lab and through our clinical programs. Most importantly, we have a talented and experienced team that is dedicated to our mission and focused on executing our strategy aimed at bringing safe and effective therapies to patients in need while building value for all of our stakeholders.

We plan to build and expand upon the promising data and regulatory progress made to date in order to continue our momentum and further the development of our potential life-changing gene therapies for patients with cancer and diabetes.

Anticipated Milestones and Events

●	Acclaim-1: Complete enrollment of 19 patients in each cohort of the Phase 2a expansion portion of the trial by end of 2024
●	Acclaim-1: Report data from the interim analyses of the Phase 2a expansion portion of the trial, which is expected in early 2025
●	Acclaim-2: Complete enrollment for the Phase 1 dose escalation portion of the trial in the second half of 2024
●	Acclaim-3: Complete the Phase 1 dose escalation portion of the trial during the second half of 2024
●	Acclaim-3: Start the Phase 2 expansion portion of the trial in the second half of 2024
●	GPX-002: Poised for guidance on IND-enabling studies in 2024
●	Report and present clinical and preclinical data as it becomes available

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com

As always, we invite and encourage you to stay up-to-date with our latest developments by reviewing our latest Investor Presentation, inclusive of our most recent data. We also encourage you to sign up for Email Alerts, which will send our latest press releases straight to your inbox.

We look forward to achieving a number of important catalysts in the coming months that will further position Genprex as a leader in gene therapy. We sincerely thank you for your continued support and encouragement as we work toward transforming genetic medicine for patients afflicted with cancer and diabetes.

Sincerely,

Ryan Confer

Ryan Confer

President and Chief Executive Officer

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this stockholder letter regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K for the year ended December 31, 2023.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Genprex’s assumptions, expectations and beliefs, and Genprex’s plans, intentions and strategies, and its ability to execute the foregoing in accordance with the expected and/or desired results; Genprex’s ability to advance the clinical development, manufacturing and commercialization of its product candidates in accordance with projected timelines and specifications; the timing and success of Genprex’s clinical trials and regulatory approvals; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status, including Genprex’s ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market and to continue as a going concern and to obtain capital to meet its long-term liquidity needs on acceptable terms, or at all; Genprex’s commercial and strategic partnerships, including those with its third party vendors, suppliers and manufacturers and their ability to successfully perform and scale up the manufacture of its product candidates; Genprex’s intellectual property and licenses; and Genprex’s current expectations, estimates, forecasts and projections about the industry and markets in which it operates.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

3300 Bee Cave Road | Suite 650-227 | Austin, Texas 78746 | 1-877-774-GNPX | www.genprex.com